Exhibit 99.2

Dec 23, 2020

Fortress Transportation and Infrastructure Investors LLC Announces Early Settlement of Tender Offer for 6.75% Senior Notes Due 2022

NEW YORK, Dec. 23, 2020 (GLOBE NEWSWIRE) -- Fortress Transportation and Infrastructure Investors LLC (NYSE:FTAI) (the “Company” or “FTAI”) announced today the early settlement of its previously announced cash tender offer to purchase up to $300 million aggregate principal amount (the “Maximum Tender Amount”) of its 6.75% senior notes due 2022 (the “Notes”), upon the terms and conditions included in the Offer to Purchase, dated December 9, 2020 (the “Offer to Purchase”).

The table below identifies, among other things, the aggregate principal amount of Notes validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on December 22, 2020 (the “Early Tender Deadline”), the aggregate principal amount of Notes that the Company has accepted for purchase and the approximate proration factor.

Security	CUSIP Nos.	ISINs	Outstanding Principal Amount	Maximum Tender Amount	Principal Amount Tendered	Principal Amount Accepted	Approximate Proration Factor
6.75% Senior Notes due 2022	34960PA A9 / U3458LA A9	US34960PAA93 / USU3458LAA99	$700,000,000	$300,000,000	$613,401,000	$300,000,000	48.94%

The Early Tender Deadline has passed. Accordingly, any validly tendered Notes may no longer be withdrawn or revoked.  Holders whose notes were accepted for purchase in the early settlement (after giving effect to the proration provisions set forth in the Offer to Purchase), received the “Total Consideration” equal to $1,016.00 (inclusive of an “Early Tender Payment” of $30.00) per $1,000 principal amount of Notes accepted for purchase, plus accrued and unpaid interest on the Notes from September 15, 2020 (the most recent payment of semi-annual interest) to, but not including, December 23, 2020.

The tender offer will expire at 11:59 p.m., New York City time, on January 7, 2021, unless extended or earlier terminated by the Company.  However, because the Maximum Tender Amount has been fully subscribed as of the Early Tender Deadline, holders who validly tender any Notes after the Early Tender Deadline will not have any of their Notes accepted for purchase.  Any Notes not accepted for purchase, including due to proration, will be promptly returned or credited to the holder’s account.

Any Notes that are not tendered and accepted for payment pursuant to the tender offer will remain outstanding until refinanced or otherwise repaid, in each case in accordance with the terms of the indenture (and supplements thereto) governing the Notes.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letter of Transmittal.  Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully.

The Company has engaged Morgan Stanley & Co. LLC to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Morgan Stanley & Co. LLC toll-free at (800) 624-1808 or collect at (212) 761-1057. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 870-0653 (for noteholders) or by email at ftai@dfking.com.

This press release is for informational purposes only and is not a notice of redemption under the optional redemption provisions of the indenture (and supplements thereto) governing the Notes nor an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Fortress Transportation and Infrastructure Investors LLC

Fortress Transportation and Infrastructure Investors LLC owns and acquires high quality infrastructure and equipment that is essential for the transportation of goods and people globally.  FTAI targets assets that, on a combined basis, generate strong and stable cash flows with the potential for earnings growth and asset appreciation.  FTAI is externally managed by an affiliate of Fortress Investment Group LLC, a leading, diversified global investment firm.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control.  The Company can give no assurance that its expectations will be attained and such differences may be material.  Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.  For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.ftandi.com).  In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.  This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

For further information, please contact:

Alan Andreini
Investor Relations
Fortress Transportation and Infrastructure Investors LLC
(212) 798-6128
aandreini@fortress.com